Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Steelbrick Holdings, Inc. 2013 Equity Incentive Plan of salesforce.com, inc. of our reports dated March 4, 2016, with respect to the consolidated financial statements and schedule of salesforce.com, inc. and the effectiveness of internal control over financial reporting of salesforce.com, inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2016, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
March 4, 2016